Exhibit 99.1

BIOHITECH GLOBAL, Inc. 80 Red Schoolhouse Road, Suite 101 Chestnut Ridge, NY 10977

BioHiTech Global Reports First Quarter 2020 Financial Results

Q1 2020 revenues increase by 84.3% to $1.4 million compared to $738,000 in Q1 2019

CHESTNUT RIDGE, NY – June 30, 2020 – BioHiTech Global, Inc. (“BioHiTech” or the “Company”) (NASDAQ: BHTG), a technology and services company that provides cost-effective and sustainable waste management solutions, reported financial results for the first quarter 2020 ended March 31, 2020.

Company Highlights

Received a Purchase Contract for Its Revolution Series Digesters from Carnival Corp with a Potential Value of up to $14 Million – After an extensive evaluation conducted in 2019, the Company received a purchase contract from Carnival Corporation in January 2020 whereby Carnival can potentially acquire several hundred Revolution Series Digesters along with the Company’s patented data analytics platform for its fleet of ships. The digesters will help Carnival meet its sustainability goals while the data analytics platform will provide real-time supply chain transparency to help in Carnival's food waste reduction efforts. While the COVID-19 pandemic has delayed the deployment plan in the first half of 2020, the Company anticipates beginning delivery of its digesters in the second half of 2020 as restrictions on travel are eased.

Raised $1.5 Million in Equity Capital to Further the Growth of Its Environmentally Friendly Technology Solutions – In February and March of 2020, the Company sold $1.5 million in an offering of units consisting of newly issued shares of the Company’s Series F Preferred shares convertible into shares of Common Stock at a fixed conversion price of $2.10 per share and 178,597 warrants to purchase Common Stock at $2.30 per share.   The proceeds from the two transactions are being utilized to support the growth of the Company's proprietary technology solutions.

Appointed Former Walmart Executive Tony Fuller to the Position of Chief Administrative Officer – Mr. Fuller's distinguished service at Walmart spanned over three decades, culminating with his role as Senior Vice President.  During that tenure, he served as one of the twelve executives on Walmart's Global Sustainability Steering Committee, providing direction for all of the company's sustainability efforts. For over 20 years he led the teams which provided both property management and maintenance for Walmart's global portfolio. Mr. Fuller served as the chairman of the transaction committee as well as the real estate finance committee and was involved in the development of over 100 distribution centers ranging in size from 250,000 to 4 million square feet. He also managed a team responsible for disbursing more than $2 billion per year for items as diverse as supplies and structural steel. He is currently a member of the Board of Advisors of Global Healthcare Capital, a leading healthcare investor and asset manager.

Teamed Up with Crestmark and US Equity Funding to Offer Customers Equipment Lease Financing for its Revolution Series Digesters – The Company entered into a financing arrangement to utilize lease financing through Crestmark, a leading business to business lender, and US Equity Funding, a full service commercial financing firm, in place of the Company's traditional rental agreements for new Revolution Series Digester customer contract applications that receive business credit approval from either leasing company. The new financing program is expected to significantly improve cash flow by enabling BioHiTech to monetize approved contracts upfront.

Subsequent to the End of Q1, The Company Entered Into an Agreement to Distribute Altapure High-Level Disinfectant Technology That Can Effectively Kill Bacteria, Fungus, C.Difficile Spores, and Viruses Such as Coronavirus 2 (SARS-CoV-2) – The Company entered into an agreement with Altapure, LLC ("Altapure"), a technology developer and manufacturer of ultrasonic based disinfecting products, to distribute its patented line of environmentally-friendly, high-level disinfecting products. Altapure's newest product, the AP-4™, was launched in 2017, and is an enhanced, automated and touchless high-level disinfection sub-micron aerosol system providing a safe process and rapid kill of spores, viruses, and vegetative bacteria, such as but not limited to: COVID-19, Acinetobacter baumannii, Pseudomonas aeruginosa, VRE, MRSA, Bacillus atrophaeus, Geobacillus stearothermophilus, Polio virus, C. auris and Clostridium difficile (C. difficile).

“Despite the challenges arising from the COVID-19 pandemic, we made significant progress in positioning BioHiTech for future success," stated Frank E. Celli, CEO of BioHiTech Global. "We believe our contract with Carnival Corporation has validated our Revolution Series Digesters as the industry leading technology solution for environmentally responsible on-site food waste disposal. Additionally, the lease financing arrangement with Crestmark and USA Funding will enable us to monetize lease contracts immediately and provide greater leverage for us to grow this business in the future as conditions normalize for our customers affected by the pandemic. We continue to see signs of increasing business activity as customers are beginning to reopen in certain parts of the country and others plan for a return to business in the coming months. Our HEBioT business also made progress during the quarter as revenue at our Martinsburg facility rebounded by over 100% sequentially from the fourth quarter of 2019 and we continued to advance the permit application processes in other areas. In addition, we have received numerous inquiries from various municipalities interested in deploying the technology.”

Mr. Celli continued, “We are excited about our new distribution partnership with Altapure and the marketing progress we have made just a month into that relationship. We have already conducted live demonstrations of the AP4’s capabilities in achieving high level disinfection to potential customers in the healthcare, government and education markets and expect to conduct additional demonstrations in the coming weeks. We are very pleased with the initial feedback we have received from those demonstrations, and while we are still early in the sales process, we are excited about the potential opportunities ahead of us and look forward to expanding this business.”

Financial Highlights for Q1 2020

Revenues: Total revenue in the first quarter of 2020 was $1.4 million, an increase of 84.3% compared to revenue from $738,000 in the first quarter of 2019. The increase in revenue was due to revenue from the Martinsburg HEBioT facility which had not yet commenced operations in the first quarter of 2019, and an increase in digester equipment sales, which is the result of a strategic focus on sales as compared to rentals. While rental revenue increased by $44,590 or 13.1% to $386,254 in the first quarter of 2020, as compared to $341,664 in the first quarter of 2019 as a result of an increase in the number of rental units, service and maintenance revenue decreased by $61,198 or 41.9% to $84,838 in the first quarter of 2020 due to the improved reliability of the newer Revolution Series of digesters. This resulted in a slight decline in overall rental, service and maintenance revenue. Revenue from management advisory fees declined by 70% to $75,000 as the Company reduced the level of support provided under its advisory agreement in order to focus its resources on the Company’s core technology services.

Operating Expenses: Operating expenses in the first quarter of 2020 increased by $1,094,287 or 41.2% to $3,753,291 mainly due to $812,427 in new HEBioT facility costs, excluding depreciation, as well as increased costs associated with digester equipment sales, and the Company scaling its core infrastructure in anticipation of executing on its contract with Carnival Corporation prior to the onset of COVID-19. Contribution margins for digester equipment sales and rental service and maintenance in the first quarter of 2020 were 54.7% and 44.6%, respectively. The increases in operating expenses were partially offset by a decrease in selling, general and administrative expenses primarily due to a first quarter 2019 write-off of a HEBioT site that was discontinued in favor of a larger more suitable site.

Loss from Operations: The Company recorded an operating loss of $(2,393,950) in the first quarter of 2020 compared to an operating loss of $(1,921,303) in the first quarter of 2019. The Company recorded a net loss attributable to parent of $(2,571,297) in the first quarter of 2020 compared to ($1,949,466) in the first quarter of 2019. Net loss per share in the first quarter of 2020 was $(0.16) on 17.4 million weighted average shares outstanding compared to a net loss of $(0.14) per share on 14.8 million weighted average shares outstanding.

Select Balance Sheet Items: The Company had unrestricted cash of $1,934,846 with shareholder equity of $5.8 million as of March 31, 2020 compared to unrestricted cash of $1,847,526 and shareholder equity of $7.4 million as of December 31, 2019

“As we navigate through the COVID-19 pandemic we continue to focus on increasing revenue while managing expenses,” said Brian C. Essman, CFO of BioHiTech Global. “Contribution margins from our digester business remained strong in the first quarter, and while staffing expenses increased prior to the pandemic, we have taken subsequent measures to manage cash going forward including reducing executive cash compensation and temporarily reducing head count. We remain optimistic regarding business activity in our digester business, our progress in Martinsburg, and the initial activity for our Altapure distribution business. We believe we remain well positioned to capitalize on delivering cost-effective environmentally responsible solutions to our customer’s needs which in turn will deliver long term value for our stockholders.”

About BioHiTech Global

BioHiTech Global, Inc. (NASDAQ: BHTG), is changing the way we think about managing waste.  Our cost-effective technology solutions include the patented processing of municipal solid waste into a valuable renewable fuel, biological disposal of food waste on-site, and proprietary real-time data analytics tools to reduce food waste generation. Our unique solutions enable businesses and municipalities of all sizes to lower disposal costs while having a positive impact on the environment.  When used individually or in combination, our solutions lower the carbon footprint associated with waste transportation and can reduce or virtually eliminate landfill usage. For more information, please visit www.biohitech.com.

Forward Looking Statements

Statements in this press release contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Without limiting the foregoing, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company’s control. These statements are also based on many assumptions and estimates and are not guarantees of future performance. These statements are estimates, based on information available to management as of the date of this release, and are subject to further changes. These statements may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of BioHiTech Global, Inc. to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. BioHiTech Global, Inc. assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future in these forward-looking statements, even if new information becomes available in the future. Further, the Company has only recently begun operations at its HEBioT Facility and there can be no assurance that the Company will be able to meet the projections contained in this release. Our actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation those set forth as “Risk Factors” in our filings with the Securities and Exchange Commission (“SEC”). There may be other factors not mentioned above or included in the BioHiTech’s SEC filings that may cause actual results to differ materially from those projected in any forward-looking statement. BioHiTech Global, Inc. assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.

Company Contact:

BioHiTech Global, Inc.

Richard Galterio

Executive Vice President

Direct: 845.367.0603

ir@biohitech.com

www.biohitech.com

BioHiTech Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

	Three Months Ended March 31,
	2020	2019
Revenue
HEBioT (related entity)	$490,132	$-
Rental, service and maintenance	471,093	487,701
Equipment sales	323,116	-
Management advisory and other fees (related entity)	75,000	250,000
Total revenue	1,359,341	737,701
Operating expenses
HEBioT processing (related entity)	812,427	-
Rental, service and maintenance	260,835	203,203
Equipment sales	146,404	-
Selling, general and administrative	1,918,423	2,326,362
Depreciation and amortization	615,202	129,439
Total operating expenses	3,753,291	2,659,004
Loss from operations	(2,393,950)	(1,921,303)
Other expenses
Interest income	(12,267)	-
Interest expense	1,012,291	339,864
Total other expenses	1,000,024	339,864
Net loss	(3,393,974)	(2,261,167)
Net loss attributable to non-controlling interests	(822,677)	(311,701)
Net loss attributable to Parent	(2,571,297)	(1,949,466)
Other comprehensive income (loss)
Foreign currency translation adjustment	(28,699)	1,253
Comprehensive loss	$(2,599,996)	$(1,948,213)

Net loss attributable to Parent	$(2,571,297)	$(1,949,466)
Preferred stock dividends	(177,373)	(127,919)
Net loss attributable to common shareholders	(2,748,670)	(2,077,385)
Net loss per common share - basic and diluted	$(0.16)	$(0.14)
Weighted average number of common shares outstanding - basic and diluted	17,376,507	14,816,734

BioHiTech Global, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	March 31, 2020	December 31, 2019
	(Unaudited)
Assets
Current Assets
Cash	$1,934,846	$1,847,526
Restricted cash	1,137,714	1,133,581
Accounts receivable, net of allowance for doubtful accounts of $ 98,366 and $170,038 as of March 31, 2020 and December 31, 2019, respectively (related entity $1,860,171 and $1,370,867 as of March 31, 2020 and December 31, 2019, respectively)	2,485,691	2,155,921
Inventory	366,482	467,784
Prepaid expenses and other current assets	172,655	126,357
Total Current Assets	6,097,388	5,731,169
Restricted cash	2,563,978	2,555,845
Equipment on operating leases, net	1,654,753	1,724,998
HEBioT facility, equipment, fixtures and vehicles, net	36,979,350	37,421,333
Operating lease right of use assets	918,585	945,047
License and capitalized MBT facility development costs	8,042,938	8,049,929
Goodwill	58,000	58,000
Other assets	48,849	53,726
Total Assets	$56,363,841	$56,540,047

Continued on following page.

BioHiTech Global, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets, continued:

	March 31, 2020	December 31, 2019
	(Unaudited)
Liabilities and Stockholders' Equity
Current Liabilities:
Line of credit, net of financing costs of $18,644 and $20,152 as of March 31, 2020 and December 31, 2019, respectively	$1,481,356	$1,479,848
Advances from related parties	1,410,000	210,000
Accounts payable (related entity $2,654,592 and $2,531,034 as of March 31, 2020 and December 31, 2019, respectively	5,378,697	4,688,339
Accrued interest payable	558,624	1,148,570
Accrued expenses and liabilities	1,871,445	1,926,965
Deferred revenue	98,008	89,736
Customer deposits	6,792	44,792
Note payable	100,000	100,000
Senior Secured Note, net of financing costs of $101,007 and unamortized discounts of $657,415 as of March 31, 2020	4,241,578	-
Current portion of WV EDA Senior Secured Bonds payable	2,860,000	1,390,000
Current portion of long term debt	4,219	4,605
Total Current Liabilities	18,010,719	11,082,855
Junior note due to related party, net of unamortized discounts of 89,592 and $95,043 as of March 31, 2020 and December 31, 2019, respectively	954,885	949,434
Accrued interest (related party)	1,567,311	1,510,193
WV EDA Senior Secured Bonds payable, net of current portion, and financing costs of $1,747,267 and $1,792,574 as of March 31, 2020 and December 31, 2019, respectively	28,392,733	29,817,426
Senior Secured Note, net of financing costs of $113,268 and unamortized discounts of $726,242 as of December 31, 2019	-	4,160,490
Non-current lease liabilities	916,973	915,170
Long-term debt, net of current portion	7,126	8,201
Total Liabilities	49,849,747	48,443,769
Series A redeemable convertible preferred stock, 333,401 shares designated and issued, and 145,312 outstanding as of March 31, 2020 and December 31, 2019	726,553	726,553
Commitments and Contingencies
Stockholders' Equity
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; 3,209,210 and 3,179,120 designated as of March 31, 2020 and December 31, 2019; 1,935,648 and 1,922,603 issued as of March 31, 2020 and December 31, 2019; 869,226 and 856,181 outstanding as of March 31, 2020 and December 31, 2019:
Series B Convertible preferred stock, 1,111,200 shares designated: 428,333 shares issued, no shares outstanding as of March 31, 2020 and December 31, 2019	-	-
Series C Convertible preferred stock, 1,000,000 shares designated, 427,500 shares issued and outstanding as of March 31, 2020 and December 31, 2019	3,050,142	3,050,142
Series D Convertible preferred stock, 20,000 shares designated: 18,850 shares issued and outstanding as of March 31, 2020 and December 31, 2019	1,505,262	1,505,262
Series E Convertible preferred stock, 714,519 shares designated: 714,519 shares issued, 264,519 outstanding as of March 31, 2020 and December 31, 2019	698,330	698,330
Series F Convertible preferred stock, 30,090 shares designated, and 13,045 shares issued and outstanding as of March 31, 2020	1,444,614	-
Common stock, $0.0001 par value, 50,000,000 shares authorized, 17,417,288 and 17,300,899 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	1,741	1,730
Additional paid in capital	49,953,089	49,597,059
Accumulated deficit	(55,374,103)	(52,785,242)
Accumulated other comprehensive (loss)	(14,439)	(43,138)
Stockholders’ equity attributable to Parent	1,264,636	2,024,143
Stockholders’ equity attributable to non-controlling interests	4,522,905	5,345,582
Total Stockholders’ Equity	5,787,541	7,369,725
Total Liabilities and Stockholders’ Equity	$56,363,841	$56,540,047

BioHiTech Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(3,393,974)	$(2,261,167)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	615,202	129,439
Amortization of operating lease right of use assets	26,462	24,565
Provision for bad debts	31,119	15,000
Share based employee compensation	280,205	297,749
Interest resulting from amortization of financing costs and discounts	133,355	109,789
Loss resulting from write-off of proposed MBT site	-	346,654
Changes in operating assets and liabilities	(207,843)	125,322
Net cash used in operating activities	(2,515,474)	(1,212,649)

Cash flow from investing activities:
Purchases of construction in-progress, equipment, fixtures and vehicles	(20,849)	(2,794,824)
MBT facility development costs incurred	(24,509)	(13,600)
MBT facility development costs refunded	-	66,000
Net cash used in investing activities	(45,358)	(2,742,424)

Cash flows from financing activities:
Proceeds from the sale of Series F convertible preferred stock units	1,495,450	-
Proceeds from the sale of Series D convertible preferred stock units	-	750,000
Deferred financing costs incurred	-	(43,941)
Repayments of long-term debt	(1,460)	(2,264)
Related party advances	1,200,000	150,000
Net cash provided by financing activities	2,693,990	853,795
Effect of exchange rate on cash (restricted and unrestricted)	(33,572)	19,851
Net change in cash (restricted and unrestricted)	99,586	(3,081,427)
Cash - beginning of period (restricted and unrestricted)	5,536,952	9,126,380
Cash - end of period (restricted and unrestricted)	$5,636,538	$6,044,953